UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

OPAL FUELS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

____________________________________________________________________
OPAL FUELS INC.
One North Lexington Avenue, Suite 1450
White Plains, New York 10601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 23, 2023

To our Stockholders:

The Annual Meeting of Stockholders of OPAL Fuels Inc. (the “Company”) will be held on June 23, 2023, at 10:00 am Eastern Time. The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting https://www.cstproxy.com/opalfuels/2023. At the meeting you will be asked to consider and to vote on the following proposals:

(1)	Elect seven (7) directors to serve for a one-year term until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

(3)	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on April 24, 2023, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

We are mailing the enclosed proxy statement, which contains information pertaining to the matters to be voted on at the annual meeting, to most of our stockholders on or about May 10, 2023. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is being mailed with this proxy statement.

By order of the Board of Directors, John Coghlin, General Counsel

White Plains, New York
May 9, 2023

YOU ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO SIGN AND
DATE THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY, OR TO USE THE INTERNET
VOTING SYSTEM SET FORTH IN THE PROXY.

____________________________________________________________________

OPAL Fuels Inc.
One North Lexington Avenue, Suite 1450
White Plains, New York 10601

PROXY STATEMENT

Annual Meeting of Stockholders
To be held on June 23, 2023

General

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of OPAL Fuels Inc. of the proxies to be voted at our 2023 Annual Meeting of Stockholders (the “Meeting” or “Annual Meeting”) and at any and all postponements or adjournments thereof. The Meeting will be held on Friday, June 23, 2023, at 10:00am, Eastern Time. The Meeting will be held virtually via live webcast, which you may attend by visiting https://www.cstproxy.com/opalfuels/2023. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about May 10, 2023. In this proxy statement, OPAL Fuels Inc. is referred to as “OPAL,” the “Company,” “we,” “our,” or “us.”

The Meeting will be conducted as a virtual meeting of stockholders by means of a live webcast. As we believe that hosting our Annual Meeting virtually would be in the best interests of our stockholders and employees and enable improved communication and greater stockholder attendance and participation from any location, the Annual Meeting will be held in a virtual meeting format only. There will not be a physical meeting location and you will not be able to attend in person.

If you are a registered stockholder or beneficial owner of the Company’s Class A common stock or Class D common stock holding shares at the close of business on the record date, you may attend the Annual Meeting by visiting https://www.cstproxy.com/opalfuels/2023 and logging in by entering the 16-digit control number found on your proxy card, voter instruction form, or other materials provided to you, as applicable. If you have lost your 16-digit control number or are not a stockholder, you will be able to attend the Meeting by visiting https://www.cstproxy.com/opalfuels/2023 and registering as a guest. If you enter the Meeting as a guest, you will not be able to vote your shares or submit questions during the Meeting.

We invite you to virtually attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the virtual Meeting to vote your shares. Instead, you may vote by proxy, via the Internet, or by mail by following the instructions provided on the proxy card. We encourage you to vote before the Annual Meeting.

Purpose of the Annual Meeting

At the Meeting, our stockholders will consider and vote upon the following matters:

(1)	The election of seven (7) directors to serve for a one-year term until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

(3)	The transaction of such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

Outstanding Securities and Voting Rights

Only holders of record of the Company’s Class A common stock and Class D common stock at the close of business on April 24, 2023, the record date for the Meeting, are entitled to notice of, and to vote at, the Meeting. As of May 8, 2023, we had 27,694,332 shares of Class A common stock and 144,399,037 shares of Class D common stock outstanding. Each share of Class A common stock is entitled to one vote at the Meeting. Each share of Class D common stock is entitled to five votes at the Meeting. If your shares are registered in your name, you are a stockholder of record. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.”

The holders of a majority of the voting power of all the issued and outstanding shares of common stock present at the Meeting, either in person or by proxy, and entitled to vote, constitute a quorum for the transaction of business. Abstentions will be included in determining the presence of a quorum at the Meeting.

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you sign your proxy card but do not provide instructions on how your broker should vote on “routine” proposals, your broker may vote your shares as recommended by the Board. If you do not provide voting instructions, your shares will not be voted on any “non-routine” proposals. This vote is called a “broker non-vote.”

For Proposal 1 (election of directors), a nominee for director will be elected to the Board if there is a plurality of the votes cast for such nominee’s election. This means that the nominees receiving the highest number of affirmative votes will be elected as directors. Proposal 2 (auditor ratification) will be determined by a majority of votes cast affirmatively or negatively. Abstentions and broker non-votes will have no effect on the proposals.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

If you hold your shares in street name and the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” In connection with Proposal No. 1, the election of a director will require that the candidate receive a plurality of the votes cast at the Annual Meeting virtually or by proxy. A “plurality” vote means the candidate who receives the largest number of votes cast (even if they receive less than a majority) will be elected as a director. Because abstentions and broker non-votes are not treated as shares voted, any abstentions and broker non-votes would have no impact on Proposal No.1. Broker non-votes are not expected in connection with and Proposal No. 2 as it is a routine matter. Shares that constitute broker non-votes will be counted as present for purposes of establishing a quorum, but will not be counted as having voting power to vote on the proposal in question. Accordingly, shareholders are urged to forward their voting instructions promptly.

PROPOSAL 1. ELECTION OF DIRECTORS

THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING 7 DIRECTOR NOMINEES:

Mark Comora, Chairman	Marco F. Gatti
Betsy L. Battle	Nadeem Nisar
Scott Dols	Ashok Vemuri
Kevin M.Fogarty

You can find information about the director nominees, our Board of Directors, its committees, and other related matters in the section entitled, “Proposal 1 - Election of Directors” of this proxy statement.

Delaware law and our By-Laws (“By-Laws”) govern the vote on Proposal 1, on which you may:

•Vote “FOR” all of the direct nominees;

•Vote “AGAINST” all of the director nominees;

•Vote “FOR” or “AGAINST” specific director nominees; or

•Abstain from voting for all or specific director nominees.

Under our By-Laws and assuming a quorum is present, directors will be elected by a plurality of the votes cast and entitled to vote thereon.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

You can find information about our relationship with BDO USA, LLP in the section entitled, “Proposal 2 - Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2023” of this proxy statement. Delaware law and our By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote “FOR” Proposal 2;

▪	Vote “AGAINST” Proposal 2; or

▪	Abstain from voting on Proposal 2.

Assuming a quorum is present, Proposal 2 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes, consistent with Delaware law and the SEC’s proxy rules. Proposal 2 is considered a “routine” matter on which brokers may cast a vote.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is unaware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to vote on such matters according to their best judgment to the extent permitted by applicable law and Nasdaq Stock Market (“Nasdaq”) and SEC rules and regulations.

The Chairperson of the Annual Meeting may refuse to allow the presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s Annual Meeting are detailed in our By-Laws.
WEBSITES

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

HOW DO I ATTEND THE ANNUAL MEETING?

The Annual Meeting will be held on June 23, 2023 at 10:00 am Eastern Time virtually at https://www.cstproxy.com/opalfuels/2023.

HOW DO I VOTE?

If you are the record holder of your shares, you can vote four ways:

1	BY MAIL (PROXY CARD MUST BE RECEIVED BEFORE THE ANNUAL MEETING):

▪	Mark your voting instructions on your proxy card;

▪	Sign your name exactly as it appears on your proxy card;

▪	Date your proxy card; and

▪	Mail your proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the beginning of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares “FOR” each of the director nominees, and “FOR” Proposal 2. If any other matters requiring a vote arise during the Annual Meeting, the named proxies will exercise their discretion using their best judgment to the extent permitted by applicable law and Nasdaq and SEC rules and regulations.

2	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL JUNE 22, 2023 AT 11:59 PM EASTERN TIME):

▪	Call the toll-free number on your proxy card; and

▪	Follow the instructions on your proxy card and the voice prompts.

▪	IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL JUNE 22, 2023 AT 11:59 PM EASTERN TIME):

▪	Go to the website listed on your proxy card; and

▪	Follow the instructions on your proxy card and the website.

▪	IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4	BY VIRTUAL PARTICIPATION (MAY ONLY BE DONE ON JUNE 23, 2023, DURING THE ANNUAL MEETING):

▪	Virtually attend the Annual Meeting and vote online during the audiocast.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting by:

▪	Submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any voting method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 11:59 PM Eastern Time on June 22, 2023 (if you are the record holder of your shares) - unless you change your vote by virtually attending the Annual Meeting and voting online during the Annual Meeting.

▪	Writing to OPAL’s Corporate Secretary, John Coghlin at, One North Lexington Avenue, Suite 1450, White Plains, New York 10601 (such revocation must be received before the Annual Meeting).

▪	Virtually attending the Annual Meeting and voting online during the audiocast.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you (i) properly execute your proxy card and return it to us, or (ii) submit your proxy by telephone or via the Internet and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting according to your instructions.

In the absence of voting instructions, the named proxies will vote your shares “FOR” each of the director nominees and “FOR” Proposal 2. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters using their best judgment to the extent permitted by applicable law and Nasdaq and SEC rules and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If the OPAL stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), your bank, broker, or other nominee should have provided you access to these proxy materials by mail or e-mail with information on how to submit your voting instructions. Unless you provide voting instructions to your bank, broker, or other nominee, your shares will not be voted on Proposal 1 (the election of directors). In contrast, brokers may, at their discretion, vote uninstructed shares on Proposal 2 (auditor ratification), which is a “routine” proposal. Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

HOW WILL VOTES, ABSTENTIONS, AND BROKER NON-VOTES BE COUNTED?

The inspector of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum.

With respect to Proposal 1, the election of a director will require that the candidate receive a plurality of the votes cast at the Annual Meeting virtually or by proxy. A “plurality” vote means the candidate who receives the largest number of votes cast (even if they receive less than a majority) will be elected as a director. Because abstentions and broker non-votes are not treated as shares voted, any abstentions and broker non-votes would have no impact on Proposal No.1. Approval of Proposal 2 requires the affirmative vote of a majority of votes cast at the Annual Meeting. For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and therefore do not affect Proposal 2.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions for each set of proxy materials to ensure that all of your shares are voted.

IS MY VOTE CONFIDENTIAL?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

WHAT CONSTITUTES A QUORUM?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when the holders of a majority of the aggregate voting power of the Company’s Class A common stock and Class D common stock entitled to vote as of the record date, are represented in person or by proxy. Thus, because each share of Class A common stock is entitled to one vote per share, and each share of Class D common stock is entitled to five votes per share, the holders of shares entitled to an aggregate of 374,844,758 votes must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, the stockholders present or represented at the Annual Meeting may adjourn the Annual Meeting.

WHO IS PAYING FOR THE EXPENSES INVOLVED IN PREPARING AND MAILING THIS PROXY STATEMENT?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in forwarding solicitation materials.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

DO THE COMPANY’S OFFICERS AND DIRECTORS HAVE AN INTEREST IN ANY OF THE MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING?

Our directors and director nominees have an interest in Proposal 1 (election of directors). Our directors, executive officers, director nominees and affiliates of such persons do not have any interest in Proposal 2 (ratification of the appointment of our auditor).

This Proxy Statement and our 2022 Annual Report on Form 10-K are also available on our Internet website at https://investors.opalfuels.com/.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Meeting, we will be electing seven directors. Each director will hold office until the 2024 Annual Meeting of Stockholders or until a successor is elected and qualified to serve on the Board or until such director’s earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board has nominated the seven individuals listed below (each a “Nominee,” and together the “Nominees”). All of the Nominees are current directors. Each Nominee has consented to being named in this proxy statement and has agreed to serve as a director if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the Board may determine to reduce the size of the Board accordingly. The Board is not aware of any existing circumstances likely to render any Nominee unavailable.

Name	Age	Position
Mark Comora, Chairman	81	Chairman
Betsy L. Battle	68	Director
Scott Dols	58	Director
Kevin M. Fogarty	57	Director
Marco F. Gatti	39	Director
Nadeem Nisar	50	Director
Ashok Vemuri	54	Director

The following is a brief biography of each director nominee:

Mark S. Comora has served as a director of the Company since December 2020. Mr. Comora is the Founder and President of Fortistar. Since founding Fortistar in 1993, Mr. Comora has led Fortistar’s growth in the decarbonization of power generation, transportation fuels, and industrial processes. Mr. Comora is the chairman of Fortistar’s management and investment committees. Additionally, Mr. Comora currently serves as a member of the Board of Managers at Braven Environmental, LLC (“Braven Environmental”). Mr. Comora is an Officer and Member of the Board of the American Museum of Fly Fishing, the former Chairman of the Board of Directors of Fortistar Sustainable Solutions Corp., and a past member of the board of directors of the Independent Power Producers of New York and the board of directors of the Equipment Leasing Association and Leasing Foundation. Mr. Comora is a CPA and has an MBA from Columbia University and a BA from the University of Michigan. Mr. Mark Comora is the father of Mr. Adam Comora, our Co-Chief Executive Officer.

Betsy L. Battle has served as a director of the Company since July 2022. Ms. Battle has served since 2009 as Founding Partner and Chief Investment Officer of Lone Peak Partners Management, LP, an investment firm registered with the SEC and NFA. Ms. Battle also serves as a director and member of the audit committee of Williams Rowland Acquisition Corp.Prior to her founding Lone Peak Partners Management, LP, she was Director of Manager Selection and a member of the Management Committee at Soros Fund Management LLC. Over her eight years there, she not only managed multibillion dollar portfolios of external hedge funds for the Quantum group of funds and George Soros, but also built the manager selection and due diligence processes as well as the multi-manager portfolio construction and monitoring methodologies. Prior to Soros Fund Management, she held positions at Bankers Trust, Citicorp and JP Morgan, primarily as a manager in Global Sales and Trading. She currently serves on the Board of Directors of the University of North Carolina Kenan-Flagler Business School Foundation Board, the Board of Directors of the Breast Cancer Research Foundation, the International Advisory Board of Carolina Performing Arts, as well as a Fellow with the Keenan Institute of Private Enterprise, and a member of the President’s Council of the Peconic Land Trust. Ms. Battle received a BA from the University of North Carolina at Chapel Hill in 1976.

Scott Dols has served as a director of the Company since July 2022. Mr. Dols is the CEO of several waste-related companies. Mr. Dols is the Founder and, since 2002, has served as CEO of Big Truck Rental, which is a provider of new refuse and roll off rental trucks and provides waste haulers access to the latest model trucks. Mr. Dols is also a past Chairman of the National Waste & Recycling Association and currently serves on the Supplier Board of Governors. Mr. Dols also currently sits on the board of the Environmental Research & Education Foundation, which provides research and educational initiatives that translate directly into action for sustainable waste management practices.

Kevin M. Fogarty has served as a director of the Company since July 2022. Mr. Fogarty retired from Kraton Corporation, Inc. (“Kraton”), where since 2008 he served as President, Chief Executive Officer and Director, following Kraton’s sale to DL Chemical in March 2022. Kraton is a $2B leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Before joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business. Mr. Fogarty joined the Board of Directors at Ecovyst Inc. (NYSE:ECVT), a leading integrated global provider of specialty catalysts and services, in April 2022, currently serving as non-executive Chairperson of the Board, and Chairperson of the Nominating and Corporate Governance Committee. Since 2012, Mr. Fogarty has served on the Board of Directors of Glatfelter Corporation (NYSE:GLT), a leading global supplier of sustainable, cellulosic-based engineered materials, currently serving as non-executive Chairperson of the Board and previously having served as lead independent director from 2018 through 2021. Mr. Fogarty previously served on the Board of Directors of the American Chemistry Council from 2017 through 2022. Mr. Fogarty graduated from Dalhousie University, in Halifax, Nova Scotia with a Bachelor of Engineering in 1990.

Marco F. Gatti has served as a director of the Company since July 2022. currently serves as a Managing Director of ArcLight Capital. Mr. Gatti joined ArcLight Capital in 2018 and has 11 years of energy and private equity experience. Previously, Mr. Gatti served as the Chief Financial Officer of ArcLight Clean Transition Corp. I (Nasdaq: ACTC) from September 2020 to June 2021 when it completed a business combination. Prior to joining ArcLight Capital, Mr. Gatti spent five years as a Vice President in the Energy group at Warburg Pincus, where he focused on the sourcing, execution and portfolio management of equity investments in the energy and heavy industry sectors. Prior to joining Warburg Pincus in 2013, Mr. Gatti worked at Bain Capital, McKinsey & Company and Praxair between 2007 and 2012. Mr. Gatti earned a Master of Business Administration from the Wharton School of the University of Pennsylvania, a Master of Science in Mechanical Engineering from the University of Minnesota and a Bachelor of Science in Mechanical Engineering from Politecnico di Milano.

Nadeem Nisar has served as a director the Company since December 2020. Mr. Nisar has also served as a Managing Director of Fortistar since July 2008, where he serves as Head of Fortistar’s Investment Team. Mr. Nisar is a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. Mr. Nisar serves on the board of directors of several of Fortistar’s portfolio companies, including CarbonFree Chemicals LLC, Braven Environmental and Pellucere Technologies. Since joining Fortistar in 2008, Mr. Nisar has been executing Fortistar’s successful long-term strategy of sponsoring control investments in large scale power generation and energy infrastructure companies as well as leading Fortistar’s growth equity investments in biofuels, carbon capture and circular economy sectors. Prior to Fortistar, Mr. Nisar was a member of Deutsche Bank AG’s Power & Utilities group and Credit Suisse Securities (USA) LLC’s M&A and Global Energy teams where he advised on $30 billion in M&A and $20 billion in financing transactions. Mr. Nisar has a BS in Electrical Engineering from Washington University and a BA in Physics and Economics from Ohio Wesleyan University.

Ashok Vemuri has served as a director of the Company since July 2022. Mr. Vemuri also serves on the board of directors of Version 1, and served as the Chairman of the board of directors of OSG Billing from July 2020 to September 2022. He also serves on the board of directors of Version 1, and served as the Chairman of the board of directors of OSG Billing from July 2020 to September 2022. He also served as Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, from the company’s inception as a result of the spin-off from Xerox Corporation in January 2017 through August 2019. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2017 to December 2017. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before IGATE, Mr. Vemuri spent fourteen years in a variety of leadership and business development roles at Infosys, a multinational consulting and IT services company, where he joined as a business development manager and rose to serve as a member of the board. Mr. Vemuri is a member of the CEO Action for Diversity & Inclusion. He holds a Bachelor of Science degree from St. Stephen’s College, Delhi, and received his MBA from the Indian Institute of Management, Ahmedabad. Mr. Vemuri has served as a director for The Kroger Co. (NYSE: KR) since 2019, where he sits on the Audit and Financial Policy Committees.

Family Relationships

Our co-Chief Executive Officer, Adam Comora, is the son of our Chairman, Mark Comora.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years required to be disclosed pursuant to Item 401(f) of Regulation S-K.

There have been no material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, executive officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Arrangements with Officers and Directors

There are no arrangements or understandings with another person pursuant to which any of our executive officers or directors were selected as an executive officer or director.

Vote Required and Board Recommendation

Under our By-Laws, a nominee for director will be elected to the Board by a plurality of the votes cast. A “plurality” vote means the candidate who receives the largest number of votes cast (even if they receive less than a majority) will be elected as a director.

The Board unanimously recommends a vote “FOR” each Nominee for director.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 31, 2022 for each of our non-employee directors.

Name	Fee earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Mark Comora, Chairman	30,326	80,393	110,719
Betsy Battle	26,576	80,393	106,969
Scott Dols	26,576	80,393	106,969
Kevin Fogarty	35,720	80,393	116,113
Marco F Gatti	33,220	80,393	113,613
Nadeem Nisar	29,076	80,393	109,469

Ashok Vemuri	37,935	80,393	118,328
Total	219,429	562,751	782,180

(1) The amounts shown in this column are prorated for the fees earned from July 21, 2022 when the Company went public.

(2) On October 4, 2022, the Company granted 10,125 time-based restricted stock units convertible into Class A common stock to each of the non-employee directors. The amounts shown above reflect the aggregate grant date fair value of such awards computed in accordance with the FASB's ASC Topic 718. The assumptions used in calculating these amounts are incorporated herein by reference to Note 17. Stock based compensation, to the Company's consolidated financial statements, set forth in our Annual Report on Form 10-K for the year ended, December 31, 2022.

BOARD MEETINGS AND COMMITTEES

Meetings of the Board of Directors

The Board of Directors held six meetings in 2022. Each Director attended at least 75% of the aggregate meetings of the Board of Directors, and meetings held by all committees on which such Director served, during the period for which such Director served. The Board of Directors met in executive session four times during 2022. Directors are invited and expected to attend the Company’s Annual Meeting of Shareholders.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As a controlled company, we are largely exempt from such requirements. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board has determined that Mr. Gatti, Mr. Fogarty and Mr. Vemuri are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Controlled Company Exemption

Mr. Comora, through his control of OPAL Holdco, beneficially owns a majority of the voting power of all outstanding shares of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We may utilize these exemptions, and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, we may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Board Oversight of Enterprise Risk

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, and regulatory, cybersecurity and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business and its corporate functions, the Board considers and addresses the primary risks associated with these operations and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

In addition, each of the Board’s committees, and particularly the Audit Committee, plays a key role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and the Compensation Committee have full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.

Committees

Our board maintains a standing audit committee (the “Audit Committee”) and compensation committee (the "Compensation Committee"). The respective members and functions of the committees are described below. A current charter describing the nature and scope of the responsibilities of the Audit Committee is posted on the Company’s website at https://investors.opalfuels.com/corporate-governance/documents-charters.

Audit Committee

2022 meetings: 4
2022 actions by written consent: 1

Responsibilities:

•Retaining our independent registered public accounting firm, reviewing its independence, and reviewing and approving the planned scope of our annual audit;

•Reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by our independent registered public accounting firm;

•Reviewing the adequacy of accounting and financial controls and reviewing our critical accounting policies; and

•Reviewing and approving any related party transactions.

Members:	Independent
Ashok Vemuri (Chair; “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K)	Yes

Kevin M. Fogarty	Yes
Marco F. Gatti	Yes

Compensation Committee

2022 meetings: 1
2022 actions by written consent: 0
Responsibilities:

•Reviewing and recommending to the Board of Directors the Company’s general compensation strategy;

•Reviewing and approving the selection of the Company's peer companies for executive and Board compensation assessment purposes;

•Reviewing and approving corporate goals and objectives, and evaluating the Company's performance on an annual basis;

•Reviewing and recommending to the Board all forms of compensation (including any awards granted under compensatory plans);

•Evaluating and recommending to the Board, the compensation of the Company’s Co-Chief Executive Officers and other executive officers;

•Evaluating and recommending, for approval by the Board, the appropriate level of compensation and fees for Board Committee service by non-employee directors; and

•Reviewing, recommending, approving and administering matters related to the Company’s equity-based and non-equity-based incentive plans and agreements thereunder.

Members:	Independent
Mark Comora	No
Kevin M. Fogarty	Yes
Nadeem Nisar	No
Ashok Vemuri	Yes

How Our Compensation Decisions Are Made

Role of the Board of Directors and Compensation Committee

The Company’s executive compensation is determined by the Company’s Compensation Committee. Historically, the Chairman of our board and the boards of directors of our predecessor companies have been responsible for setting the compensation of our Co-Chief Executive Officers and Chief Financial Officer, and for working with our Co-Chief Executive Officers to set the compensation for the other executive officers.

Our Board of Directors is responsible for establishing and administering our executive compensation and equity incentive programs. This duty of the Board has been delegated to the Compensation Committee in accordance with the Compensation Committee’s charter. The Compensation Committee reviews executive performance to establish compensation and approves appropriate modifications to the named executive officers’ compensation. The Compensation Committee evaluates and recommends, for approval by the Board, the annual compensation of the non-employee directors and oversees the equity compensation plans.

Role of the compensation consultant

During the last fiscal year, the Compensation Committee retained Korn Ferry to act as its compensation consultant to assist in its evaluation of executive and director compensation. Specifically, Korn Ferry (i) reviewed the Company’s existing compensation programs; (ii) performed market assessment of base salaries, annual bonuses and long-term incentives for the Company’s executive leadership team; (iii) developed a long-term incentive plan for the Company’s executive leadership team; (iv) reviewed director compensation programs; and (v) provided an overview of U.S. compensation practices and market practices.

The Compensation Committee reviewed the independence of Korn Ferry from management and determined that the compensation consultant was independent.

Role of Management

The Compensation Committee has sole authority to establish annual compensation for the Company’s named executive officers, other than the co-CEOs and none of the named executive officers determines his/her own pay.

Director Nominations Process

Our Board as a whole is responsible for recommending candidates to serve on the Board and its committees. In considering whether to recommend any particular candidate to serve on the Board or its committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual meeting of stockholders, the Board may take into account many factors, including, but not limited to, personal and professional integrity, experience relevant to the Company’s industry, diversity of background and experience including, but not limited to, with respect to gender and ethnicity and any other relevant qualifications, attributes or skills.

The Board considers stockholder nominees made in accordance with our By-Laws, and evaluates candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Board. Stockholder recommendations may be submitted to the Board in care of the Corporate Secretary at the address set forth under “Communications with our Board of Directors.”

We consider diversity a meaningful factor in identifying director nominees, but do not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

	Board Diversity Matrix (As of May 8, 2023)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American

Asian		2
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is applicable to the Company’s directors, officers, and employees, including the Company’s co-principal executive officers and principal financial officer. The Code of Ethics is published on the Company’s website at www.opalfuels.com on the Investors page under the corporate governance link. We will disclose amendments to or waivers from our Code of Ethics on our website in accordance with all applicable laws and regulations.

Anti-hedging/Anti-pledging

We prohibit short sales, hedging, and transactions in derivatives of our securities for all directors, officers, and employees. In addition, we prohibit pledging of our stock as collateral by directors and executive officers. We allow for certain portfolio diversification transactions, such as investments in exchange funds.

Board Leadership Structure

The positions of Co-Chief Executive Officer and Chair of our Board of Directors are held by three different individuals (Adam Comora and Jon Maurer and Mark Comora, respectively). This structure allows our Co-Chief Executive Officers to focus on our day-to-day business while our Chair leads our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors believes such separation is appropriate, as it enhances the accountability of the Co-Chief Executive Officers to the Board of Directors and strengthens the independence of the Board of Directors from management.

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our Board should address the communication either to the Board or to the individual director in care of the Corporate Secretary of OPAL Fuels, Inc. at One North Lexington Ave, White Plains, New York 10601. The Corporate Secretary will forward the communication either to all of the directors, if the communication is addressed to the Board, or to the individual director, if the communication is addressed to a specific director. The Corporate Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board, or to the affairs of OPAL.

Nominees for Director and Other Stockholder Proposals for the 2024 Annual Meeting of Stockholders

Proposals for Inclusion in the 2024 Proxy

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under SEC rules, in order to be included in the proxy statement for the 2024 Annual Meeting of Stockholders, stockholder proposals submitted under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), must be received by our Corporate Secretary at One North Lexington Ave, White Plains, New York 10601 not later than January 9, 2024. Proposals we receive after that date will not be included in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders. In the event the date of the 2024 Annual Meeting of Stockholders has been changed by more than 30 days from the date of the 2023 Annual Meeting, stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 Annual Meeting of Stockholders must submit the proposal to us at our office with a reasonable time before we begin to print and send our proxy materials for our 2024.

Other Proposals and Nominations

Our By-Laws require that a stockholder who otherwise intends to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a director for our 2024 Annual Meeting of Stockholders, must deliver notice to our Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, on or after February 24, 2024 but no later than March 25, 2024 ; provided, however, in the event that the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2023 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2024 Annual Meeting of Stockholder and not later than the close of business on the later of (i) the 90th day prior to the date of the 2024 Annual Meeting of Stockholder or (ii) the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholder is first made by us.

The deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies in support of nominees submitted under the Company’s advance notice bylaw for our 2024 Annual Meeting is April 24, 2024. Shareholders intending to provide such a notice must comply with all requirements of Rule 14a-19 in addition to all requirements under our By-Laws, including the timing of notice requirements described above.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023

BDO USA LLP (“BDO”) currently serves as the Company’s independent registered public accounting firm and has done so since its appointment in 2016. A representative of BDO is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.

We are asking our stockholders to ratify the appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2023. Although ratification is not required by our By-Laws or otherwise, our Board is submitting the appointment of BDO to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of BDO, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of BDO, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our Company and our stockholders.

Auditor Fees and Services

The following table sets forth the fees billed to the Company by the Company’s independent registered public accountants, BDO, for the year ended December 31, 2022.

2022
Audit Fees (1)	$2,377,079
Audit-Related Fees	-
Tax Fees	-

All Other Fees	-
Total	$2,377,079

(1) Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, quarterly review of interim consolidated financial statements and audit services in connection with other statutory and regulatory filings. It includes approximately $920,000 for issuance of consents and professional services provided in connection with registration statements and comfort letters during 2022.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent registered public accounting firm. The Audit Committee is also responsible for considering whether the independent registered public accounting firm’s performance of permissible non-audit services is compatible with its independence. The Audit Committee chairman has authority to grant pre-approvals of audit and permissible non-audit services by the independent registered public accounting firm provided that all pre-approvals by the chairman must be presented to the full Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by the applicable auditors for the year ending December 31, 2022, as described above.

Vote Required and Board Recommendation

Proposal 2 requires the affirmative vote of the holders of a majority in voting power of the stock which are present in person or by proxy at the Meeting and entitled to vote.

The Board recommends that you vote “FOR” the ratification of the appointment of BDO as our independent registered public accounting firm for year ending December 31, 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Company has engaged BDO USA, LLP (“BDO”) as its independent registered public accounting firm to report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:

1	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

2	The Audit Committee also discussed with BDO matters required to be discussed by the Public Company Accounting Oversight Board and the SEC.

3	The Audit Committee has also received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of BDO with that firm.

4	Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board and the Board approved the inclusion of the audited financial statements for the year ended December 31, 2022 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 29, 2023.

The foregoing has been furnished by the Audit Committee:

Ashok Vemuri (Chair)
Marco F. Gatti
Kevin M. Fogarty

This “Audit Committee Report” is not “Soliciting Material,” and is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS

Our named executive officers are:

Name	Position with OPAL	Age
Adam Comora	Co-Chief Executive Officer	51
Jonathan Maurer	Co-Chief Executive Officer	63
Ann Anthony	Chief Financial Officer	56
John Coghlin	General Counsel	56
Scott Edelbach	Executive Vice President	52
Anthony Falbo	Chief Operating Officer	56
David Unger	Executive Vice President	53

Adam Comora has served as Co-Chief Executive Officer of the Company since it was formed in December 2020. From February 2011 until January 1, 2022, Mr. Comora was with Fortistar, a privately-owned investment firm that provides capital to build, grow and manage companies that address complex sustainability challenges, where among other positions he served as President and Chief Executive Officer of TruStar Energy (now the dispensing and monetization segment of OPAL Fuels). Prior to joining Fortistar, Mr. Comora was a partner at EnTrust Capital, an asset management firm based in New York City from 1998 to 2011 where he was an integral part of the investment team managing long only equities, a long/short strategy, and a fund of funds. While at EnTrust, assets under management grew from $1 billion to $6 billion. Prior to EnTrust, Mr. Comora was an Analyst and Associate at JP Morgan Investment Bank from 1994 to 1998. Mr. Comora received his Bachelor of Arts in Economics and Government from Cornell University.

Jonathan Maurer has served as the Co-Chief Executive Officer of the Company since it was formed in December 2020. Previously, Mr. Maurer worked for over thirty years at our parent company, Fortistar, a privately-owned investment firm that provides capital to build, grow and manage companies that address complex sustainability challenges. There he was Managing Director and Co-Head of Fortistar’s Investment Team and led all management and investment activities associated with Fortistar’s renewable natural gas, landfill gas to power, and biomass energy investments. Mr. Maurer also served as a member of Fortistar’s management and investment committees. Prior to Fortistar, Mr. Maurer was a commercial banker with JP Morgan Chase & Co. Mr. Maurer has an MBA from Columbia Business School and a Bachelor of Arts from St. Lawrence University.

Ann Anthony has served as Chief Financial Officer of the Company since April 2021. Prior to joining the Company, from November 2019 to April 2021, Ms. Anthony was the Chief Financial Officer and Secretary of Key Capture Energy, LLC, a start-up private equity funded battery storage company where she was responsible for managing all financial and human resource processes for the start-up company. Before joining Key Capture Energy,

LLC, Ms. Anthony served from 2008 to 2019 in various capacities with South Jersey Industries, Inc, then public energy services holding company, most recently leading finance, and accounting as the Principal Financial Officer of SJI Utilities and Vice President and Treasurer of South Jersey Industries, Inc, then public registrant. Ms. Anthony received her Master of Business Administration and her Bachelor of Science in Finance from St. Joseph’s University.

John Coghlin has served as General Counsel of the Company since June 2021. From 2014 until May 2021, Mr. Coghlin served as Senior Vice President and General Counsel of Colt Defense LLC, a manufacturing firm based in West Hartford, Connecticut. From 2007 to 2014, he served as the Chief Operating Officer and General Counsel at Healthcor Group, a global registered investment advisor. Prior to Healthcor, Mr. Coghlin served as Senior Vice President and General Counsel of the Operations Division of Citizens Financial Group. He began his career as an associate with the law firm of Rogers & Wells. Mr. Coghlin received his Juris Doctorate from Boston College School of Law and his Bachelor of Arts from Tufts University.

Scott Edelbach has served as Executive Vice President of the Company since December 2020. Mr. Edelbach was a founder of TruStar Energy which was formed in 2009. Prior to joining TruStar Energy, Mr. Edelbach worked at Oshkosh Truck Corporation for 18 years where his last position was Vice President of the Refuse Division. At Oshkosh Truck Corporation, Mr. Edelbach led the company to become the first major original equipment manufacturer in the U.S. to build and integrate natural gas fuel systems into large class 8 trucks. He was part of the development teams creating heavy duty electric hybrid chassis and utility bodies, such as garbage trucks and concrete mixers, that were to be used for commercial application nationally and in European markets. Mr. Edelbach received his Bachelor’s in Business Management from Southwestern University.

Anthony Falbo has served as Chief Operating Officer of the Company since April 2021. From 2006 until April 2021, Mr. Falbo served in a similar capacity as Senior Vice President at Fortistar. He has over 36 years of experience working in the energy sector, both in the management of operating energy facilities as well as in construction management. During his time at Fortistar, Mr. Falbo participated in the acquisition of over 30 landfill gas-to-energy power projects and developed a best-in-class operating team. Prior to joining Fortistar, from 1991 to 2006, he served as an electrical power generation Supervisor for NAES Corporation. From 1985 to 1991, Mr. Falbo worked in the U.S. Navy Nuclear Power Program onboard submarines. Mr. Falbo received his Bachelor of Science from State University of New York Empire State College, where he continues his Master level coursework.

David Unger has served as Executive Vice President of the Company since December 2020. Mr. Unger served at Fortistar from February 2018 until January 1, 2022, where he served as a Senior Vice President. Mr. Unger previously worked for Waste Management, Inc. for 23 years and developed their renewable natural gas (RNG) and compressed natural gas (CNG) monetization lines of business. Mr. Unger has developed over 70 renewable energy facilities, including RNG, landfill gas (LFG) to electricity, and solar. Mr. Unger managed Waste Management’s California CNG truck assets, monetizing both internally produced RNG and third-party sourced RNG. In 2015 and 2016, Mr. Unger was selected to Waste Management’s “Circle of Excellence” for outstanding achievement. Mr. Unger has a Bachelor of Sciences in Renewable Natural Resources from the University of Connecticut and a Master of Business Administration from the University of New Haven.

Our executive officers are elected annually and serve at the discretion of the Board of Directors. Except as described elsewhere in this proxy statement, there are no family relationships among any of our executive officers and directors. There have been no material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, executive officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. There are no arrangements or understandings with another person pursuant to which any of our executive officers or directors were selected as an executive officer or director. None of our current directors or executive officers have been, during the past 10 years, involved in any legal proceedings required to be disclosed pursuant to Item 401(f) of Regulation S-K.

EXECUTIVE COMPENSATION

The following section describes our compensation program for 2022 and compensation of our Co-Chief Executive Officers and other two most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”) during 2022. For 2022, the following individuals were our named executive officers (each a "Named Executive Officer" or "NEO"):

a.Adam Comora, Co-Chief Executive Officer
b.Jonathan Maurer, Co-Chief Executive Officer
c.John Coghlin, General Counsel
d.Scott Edelbach, Executive Vice President

Detailed information on the compensation for our NEOs is presented in the following tables and accompanying narrative.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-equity incentive compensation ($) (3)	All other compensation ($) (4)	Total ($)
Adam Comora, Co-Chief Executive Officer	2022	506,731	650,000	595,500	—	—	1,752,231
	2021	396,366	750,000	—		19,500	1,165,866
Jonathan Maurer, Co-Chief Executive Officer	2022	500,000	650,000	595,500	—	25,596	1,771,096
	2021	380,519	750,000	—		26,000	1,156,519
Scott Edelbach, Executive Vice President	2022	304,756	185,000	79,400	1,309,174	9,939	1,888,269
	2021	293,623	202,366	—	—	11,593	507,582
John Coghlin, General Counsel	2022	360,769	200,000	198,500	—	10,161	769,430
	2021	181,731	131,250	—	—	2,154	315,135

(1)	Includes cash discretionary bonuses paid to NEOs for 2022 and 2021. Please see additional information below in the section "Annual Incentives".

(2)	On October 4, 2022, the Company granted time-based restricted stock units convertible into Class A common stock to all NEOs. The amounts shown above reflect the aggregate grant date fair value of such awards computed in accordance with the FASB's ASC Topic 718. The assumptions used in calculating these amounts are incorporated herein by reference to Note 17. Stock based compensation, to the Company's consolidated financial statements, set forth in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	The amount in this column represents the incentive compensation earned by Mr.Edelbach based on meeting certain performance metrics for the period from January 1, 2020 to December 31, 2022, as further described below in the "Long-Term Incentives" section.

(4)	The amounts shown in this column represent matching contributions under the terms of our 401(k) plan paid by us on behalf of each NEO.

Narrative Disclosure to the Summary Compensation Table

For the 2022 fiscal year, our compensation program consisted primarily of the following elements: base salary, short-term annual incentive awards, long-term equity incentives and benefit and perquisite programs.

Base Salary

Historically, we have provided base salary as a fixed source of compensation for our executive officers. Base salaries for NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions, the market demand for such NEOs and the NEO’s total compensation package. Base salaries are reviewed annually, based on each NEO’s success in meeting or exceeding individual objectives and on our financial performance. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive’s role or responsibilities, as well as to maintain market competitiveness.

Annual Incentives

Our compensation program for NEOs and other executive officers includes eligibility for annual cash bonuses. Annual bonuses were determined in the sole discretion of our Compensation Committee and Board of Directors, based upon the Company meeting its business and financial objectives generally and its annual financial performance targets in particular, as well as each NEO’s individual performance. Based on the review of the NEOs’ performance by our Compensation Committee, our Board awarded the NEOs annual bonuses in the amounts set forth in the Summary Compensation Table above.

Long-Term Incentives

2022 Omnibus Equity Incentive Plan

The Company adopted the 2022 Omnibus Equity Incentive Plan which was approved by our shareholders on July 21, 2022. The Compensation Committee believes that the effective use of long-term, stock-based incentive compensation is integral to the Company’s success and is vital to its ability to achieve strong performance in the future and, therefore, delivers a portion of each executive’s incentive compensation in the form of equity. These awards are intended to align the interests of our executives with those of our shareholders, enhance the personal stake of executive officers in the growth and success of the Company, provide an incentive for the executive officers’ continued service at the Company, and provide an opportunity for executives to increase their stock ownership levels.

In addition, pursuant to the Long-Term Incentive Plan Award Agreement between Mr. Edelbach and OPAL Fuel Station Service LLC, a Delaware limited liability company and subsidiary of the Company, Mr. Edelbach is eligible to receive a base cash award in 2023 for the performance period lasting from January 1, 2020 through December 31, 2022 with a target value of $1,250,000 and a maximum value of $2,250,000. The actual incentive compensation is based on meeting certain performance metrics such as signing certain construction contracts with one major customer, new fuel purchase agreements, new dispensing contracts for RNG, environmental credits, new service and maintenance contracts as well as a discretionary amount as approved by the Compensation Committee.

Equity Awards

In October 2022, the Company awarded Restricted Stock Units as celebratory awards to all of its employees including its NEOs upon the occasion of the Company successfully completing the Business Combination and becoming a public company. All the Restricted Stock Units vest 100% on the first anniversary date.

Historically, prior to the Business Combination, Fortistar granted units intended to be treated as “profits interests” for U.S. federal income tax purposes to certain of the Company's executives through one of its feeder entities with such profits interests awards tracking the performance of the applicable predecessor companies of the Company (such awards, the “Parent Equity Awards”). Participants were entitled to participate in pro-rata distributions from such predecessors of Opco during their employment. Effective as of December 31, 2020, the Parent Equity Awards were restructured to track the performance of the Company. Following the termination of their employment, their unvested Parent Equity Awards shall be forfeited, as further described in the governing documents of the applicable feeder entities. The Parent Equity Awards held by the NEOs remain outstanding during the NEOs’ employment with us post-Business Combination, however, the NEOs are no longer be eligible to receive any future Parent Equity Awards. No Parent Equity Awards were issued in the 2022 Fiscal Year.

Employee Benefits.

We provide standard health, dental, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all eligible employees. We do not offer a deferred compensation plan or pension plan and do not provide executive perquisites that are not generally available on a non-discriminatory basis to all of our employees.

401(k) Savings Plan

We provide all qualifying full-time employees with the opportunity to participate in our tax-qualified 401(k) savings plan. Our named executive officers participate in this plan on the same basis as our other full-time employees.

Employment Agreements

No NEO of the Company is a party to an employment agreement, Further, no NEOs are entitled to compensation upon a change in control or termination, provided, however, that upon a change in control of Opco, each NEO shall be entitled to payment with respect to such NEO’s Parent Equity Awards in the amounts set forth in the table entitled “Outstanding Equity Awards at Fiscal Year End” (assuming such change in control occurred on December 31, 2022, and other conditions described in footnote 9 to such table are met).

Outstanding Equity Awards at Fiscal Year-End

Name and Principal Position	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Restricted Stock Units That have not Vested ($) (9) (10)
Adam Comora, Co-Chief Executive Officer (1)	75,000	546,000
(2)(3)	0.43%	5,032,841
(2)(4)	0.14%	1,675,849
(2)(5)	0.16%	1,917,846
(2)(6)	0.16%	1,917,846
Jonathan Maurer, Co-Chief Executive Officer (1)	75,000	546,000
(2)(3)	0.29%	3,355,325
(2)(4)	0.10%	1,117,265
(2)(5)	0.11%	1,278,809
(2)(6)	0.11%	1,278,809
John Coghlin, General Counsel (7)	25,000	182,000
Scott Edelbach, Executive Vice President (8)	10,000	72,800

(1)	On October 4, 2022, the Company granted 75,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(2)	Parent Equity Awards entitle recipients to indirectly receive a percentage of the profits (“Profits Portion”) received by Fortistar from investment in OPAL Fuels LLC, after the repayment of the capital contributed to OPAL Fuels LLC by Fortistar. This column represents, as of December 31, 2022, a percentage of OPAL Fuels LLC which is approximately equal to such Profits Portion.

(3)	This Parent Equity Award represents a grant to the applicable recipient on February 25, 2019, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(4)	This Parent Equity Award represents a grant made to the applicable recipient on May 15, 2019, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(5)	This Parent Equity Award represents a grant made to the applicable recipient on July 24, 2020, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(6)	This Parent Equity Award represents a grant made to the applicable recipient on August 4, 2020, and which vests ratably on each of the first five (5) anniversaries of the date of grant.

(7)	On October 4, 2022, the Company granted 25,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(8)	On October 4, 2022, the Company granted 10,000 Restricted Stock Units to the recipient, which vest 100% on October 3, 2023, subject to continued employment with the Company on applicable vesting date.

(9)	The market value of the unvested restricted stock units was calculated by multiplying the number of shares underlying such awards outstanding as of December 31, 2022 by the closing price of Class A Common Stock as of December 31, 2022, which was $7.28 per share (the "Closing Price").

(10)	The Market Value of Parent Equity Awards represents the value of the Profits Portion assuming that (i) all of the equity or assets or OPAL Fuels LLC was sold for fair market value on December 31, 2022, (ii) the proceeds of such sale were distributed to the equity holders of OPAL Fuels LLC (which, in turn distributed such amounts to their owners), and (iii) Fortistar received full repayment of its capital contributed to OPAL Fuels LLC.
Director Compensation Table

The following Director Compensation Table sets forth the compensation of our Directors for the fiscal year ending December 31, 2022.

Name	Fee earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Mark Comora, Chairman	30,326	80,393	110,719
Betsy Battle	26,576	80,393	106,969
Scott Dols	26,576	80,393	106,969
Kevin Fogarty	35,720	80,393	116,113
Marco F Gatti	33,220	80,393	113,613
Nadeem Nisar	29,076	80,393	109,469
Ashok Vemuri	37,935	80,393	118,328
Total	219,429	562,751	782,180

(1)	The amounts shown in this column are prorated for the fees earned from July 21, 2022 when the Company went public.

(2)
On October 4, 2022, the Company granted 10,125 time-based restricted stock units convertible into Class A common stock to each of the non-employee directors. The amounts shown above reflect the aggregate grant date fair value of such awards computed in accordance with the FASB's ASC Topic 718. The assumptions used in calculating these amounts are incorporated herein by reference to Note 17. Stock based compensation, to the Company's consolidated financial statements, set forth in our Annual Report on Form 10-K for the year ended December 31, 2022.

Narrative to Director Compensation Table

Prior to the closing of the Business Combination, none of the members of our Board received any compensation for services as a director. As directors on our board post-Business Combination, all non-employee directors are paid as members of our Board, and, if applicable, as members of any committee of our Board, certain annual retainers as determined by our Board.

The following non-employee director compensation program has been approved for the fiscal year 2023:

Each non-employee director shall be entitled to an annual cash retainer in the amount of $60,000. For each committee of our Board upon which a non-employee director serves as a member, he or she shall be entitled to receive an additional cash retainer in the amount of $10,000 (or $15,000 in the case of the Audit Committee). For each committee upon which a non-employee director serves as both a member and a chairperson, such director shall be entitled to receive an additional payment in the amount of $5,000.

On an annual basis, each non-employee director shall be entitled to receive an equity award in the form of restricted stock units of OPAL Fuels. The number of shares subject to such awards shall be determined by dividing $135,000 by the Fair Market Value (as defined in our 2022 Omnibus Equity Incentive Plan (or its successor plan)) of our common stock on the date of grant of such award.

Each non-employee director will also be reimbursed for reasonable travel and other business expenses incurred in connection with attending meetings of our Board and its committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mark Comora, Nadeem Nisar, Kevin M. Fogarty and Ashok Vemuri, none of whom were at any time during the year ended December 31, 2022 an officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

EQUITY COMPENSATION PLAN INFORMATION

We have one active equity compensation plan, our Equity Incentive Plan. The Equity Incentive Plan provides for the grant of stock options (incentive and non-qualified), stock awards (including RSUs), stock appreciation rights and cash awards. We have reserved an aggregate 19,811,726 shares of common stock for issuance under our Equity Incentive Plan, plus an annual increase on the first day of each calendar year during the 10-year term of the Equity Incentive Plan, equal to the lesser of (i) five percent (5%) of the shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (ii) such lesser number of shares as determined by our Board, subject to adjustment for stock dividends, reorganizations, or other changes in our capital structure. Shares underlying any portion of an award that is cancelled, terminates, expires, or lapses for any reason are generally returned to the available pool under the Equity Incentive Plan. Shares attributable to (a) shares of common stock upon the exercise of incentive stock options that are subsequently forfeited or repurchased, or (b) awards transferred under any award transfer program, shall not again be available for grant under the Equity Incentive Plan.

The following table sets forth the number of shares of common stock subject to outstanding options, RSUs, warrants and other convertible securities into share rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2022.

Plan Category	(A) Number of securities to be issued upon exercise of outstanding restricted stock units, options, warrants and rights (1)	B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in Column (A) )
Equity compensation plan approved by stock holders	422,349	$—	19,389,377
Equity compensation plans not approved by stockholders	—	$—	—

(1)	Includes 422,349 shares subject to outstanding RSUs under the Equity Incentive Plan. The weighted average exercise price in column (B) does not take these RSUs into account.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of our Class A common stock and Class D common stock by:

a.each person who is the beneficial owner of more than 5% of the outstanding shares of our Class A common stock or our Class D common stock;

a.each of the Company’s named executive officers and directors; and

a.all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the date of this annual report.

Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of Class A common stock is based on 27,644,699 shares of our Class A common stock issued and outstanding and 144,399,037 shares of our Class D common stock issued and outstanding as of May 8, 2023. When computing the number of shares of common stock beneficially owned and the percentage ownership of a person, we include shares of common stock underlying securities held by that person that are convertible or exercisable or will become convertible or exercisable within 60 days of May 8, 2023, but we do not include those shares of common stock underlying such securities when computing the percentage ownership of any other person.

Name and Address of Beneficial Owners (1)	Number of Class A common stock beneficially owned	% of Class A common stock beneficially owned	Number of Class D common stock beneficially owned	% of Class D common stock beneficially owned	% of Total Voting Power
Directors and officers:
Mark Comora, Chairman (2)	880,600	3.19%	144,399,037	100%	96.43%
Betsy Battle	—	—	—	—	—
Scott Dols	—	—	—	—	—
Kevin M. Fogarty (3)	50,000	*	—	—	*
Marco F.Gatti	496,852	1.80%	—	—	—
Nadeem Nisar	10,000	*	—	—	*
Ashok Vemuri	—	—	—	—	—
Adam Comora	—	—	—	—	—
Jonathan Maurer	15,000	*	—	—	*
John Coghlin	—	—	—	—	—
Scott Edelbach	—	—	—	—	—
All directors and officers as a group (15 persons) (4)	1,458,775	5.28%	144,399,037	100%	96.51%
Five Percent Holders:
Entities affiliated with Mark Comora (3)	880,600	3.19%	144,399,037	100%	96.43%
ArcLight CTC Holdings II, L.P. (5)	2,308,310	8.35%	—	—	*
ARCC Beacon LLC (6)	3,059,533	11.07%	—	—	*
Mendocino Capital LLC (7)	2,500,000	9.04%	—	—	*
Entities affiliated with Electron (8)	1,800,000	6.51%	—	—	*
Nyera II Limited (9)	1,500,000	5.43%	—	—	*
Entities affiliated with Encompass Capital Advisors (10)	2,983,139	10.79%	—	—	*
Zimmer Partners, LP (11)	2,054,183	7.43%	—	—	*
Barclays PLC (12)	2,042,561	7.39%	—	—	*
Barclays Bank PLC (13)	2,042,561	7.39%	—	—	*
Daniel R. Revers (5)	4,148,150	15.01%	—	—	*

* Represents less than 1%

(1)	Unless otherwise noted, the business address of each of the directors and officers is One North Lexington Avenue, 14th Floor, White Plains, New York 10601.

(2)	Consists of (i) 142,377,450 shares of Class D common stock owned of record by OPAL HoldCo, (ii) 2,021,587 shares of Class D common stock owned of record by Hillman and (iii) 880,600 shares of Class A common stock owned by Fortistar LLC (“Fortistar”), but excludes an aggregate of 9,794,752 shares of Class D common stock potentially issuable to OPAL Holdco or Hillman (a total of 9,657,625 with respect to OPAL Holdco and 137,127 with respect to Hillman) in connection with certain potential earnout payments under the Business Combination Agreement. OPAL Holdco and Hillman collectively own of record 100% of the issued and outstanding shares of Class D common stock as of the date of this table. Each of OPAL Holdco and Hillman are controlled, through Fortistar and certain of its subsidiaries, by Mr. Mark Comora. Accordingly, Mr. Mark Comora is deemed to have beneficial ownership of the securities held by each of OPAL Holdco, Hillman and Fortistar. The shares of Class D common stock owned of record by Hillman are pledged to a bank in connection with certain indebtedness owing to such bank. See “Certain Relationships and Related Party Transactions — Hillman Restructuring”. Shares of Class D common stock may be converted into shares of Class A common stock as further discussed in “Description of Securities — Common Stock — Class D common stock.” The business address of each of Mr. Comora, OPAL Holdco, Hillman and Fortistar is One North Lexington Avenue, 14th Floor, White Plains, New York 10601.

(3)	Shares are held by GBBH Family Limited Partnership.

(4)	Excludes an aggregate of 302,187 restricted stock units issued to these individuals on October 3, 2022.

(5)	Consists of (i) 2,308,310 shares of Class A common stock held directly by ArcLight CTC Holdings II, L.P. (“Sponsor”)., and (ii) 1,839,840 shares of Class A common stock held directly by Daniel R. Revers. Mr. Revers has voting and investment discretion with respect to the securities held by Sponsor, and thus may be deemed to have beneficial ownership of such securities. Mr. Revers expressly disclaims any such beneficial ownership of such securities, except to the extent of his individual pecuniary interests therein. The parties hold shared voting and dispositive power over the shares held directly by Sponsor, and Mr. Revers holds sole voting and dispositive power of the shares held directly by Mr. Revers. The business address of Sponsor and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02116.

(6)	The business address of ARCC Beacon LLC is 245 Park Avenue, 43rd Floor New York, New York 10167.

(7)	The business address of Mendocino and NextEra is 700 Universe Boulevard, Juno Beach, Florida 33408.

(8)	Consists of (i) 1,060,088 shares of Class A common stock held by Electron Global Master Fund LP (“EGMF”), (ii) 695,913 shares of Class A common stock held by Electron Infrastructure Master Fund LP (“EIMF”), (iii) 30,628 shares of Class A common stock held by Boothbay Absolute Return Strategies, LP (“BARS”) and (iv) 13,371 shares of Class A common stock held by AGR Trading SPC-Series Segregated Portfolio (“AGR”). James Shaver is the managing member of the general partners of EGMF and EIMF, and as such may be deemed to beneficially own the shares of Class A common stock held by EGMF and EIMF. Boothbay Fund Management LLC is the investment manager of BARS. AC Investment Management, LLC is the investment manager of AGR. James Shaver may be deemed to have investment discretion and voting power over shares of Class A common stock held by the BARS and AGR. The parties hold shared voting and dispositive power over such shares The business address of EGMF, EIMG and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, New York 10022. The business address of BARS is 140 East 45th St., 14th Floor, New York, New York 10017. The business address of AGR is 1350 Avenue of the Americas, Suite 2300, New York, New York 10019.

(9)	Consists of 1,500,000 shares of Class A common stock. Benjamin Wasem, Pantelitsa Georgiade and Vasiliki Papalli (the “Nyera Principals”) each has voting and investment discretion with respect to the securities held Nyera II Limited (“Nyera”), and thus may be deemed to have beneficial ownership of such securities. Each of the Nyera Principals expressly disclaims any such beneficial ownership of such securities, except to the extent of their individual pecuniary interests therein. The business address of Nyera and the Nyera Principals is 8 Stasinou Avenue, Photos Photiades Business Centre, Office 401, 1060 Nicosia, Cyprus.

(10)	Consists of (i) 1,638,655 shares of Class A common stock which are held by certain fund entities and managed accounts for which Encompass Capital Advisors, LLC (“Encompass Advisors”) exercises investment discretion, and (ii) 1,344,484 shares of Class A common stock which are held by certain fund entities and managed accounts for which Encompass Capital Partners LLC (“Encompass Partners”) exercises investment discretion. Todd Kantor, as the managing member of Encompass Advisors, may also be deemed to beneficially own such securities. The parties hold shared voting and dispositive power over such shares. The business address of Encompass Advisors, Encompass Partners and Mr. Kantor is 200 Park Avenue, 11th Floor, New York, New York 10166.

(11)	According to Schedule 13G, filed on February 9, 2023 by Zimmer Partners, LP, Zimmer Financial Services Group LLC, Zimmer Partners GP, LLC, and Stuart J. Zimmer (the “Zimmer Parties”), the business address of the Zimmer Partners Parties is 9 West 57th Street, 33rd Floor, New York, NY 10019. The Zimmer Parties share voting and dispositive power over 2,054,183 shares of Class A common stock.

(12)	According to Schedule 13G, filed on January 30, 2023 by Barclays PLC, the business address of Barclays PLC is 1 Churchill Place, London, E14 5HP, England.
(13)	According to Schedule 13G, filed on January 30, 2023 by Barclays Bank PLC, the business address of Barclays Bank PLC is 1 Churchill Place, London, E14 5HP, England.

DELINQUENT SECTION 16(a) REPORTS

Pursuant to Section 16(a) of the Exchange Act and the rules thereunder, the Company’s executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities are required to file with the SEC reports of their ownership of, and transactions in, the Company’s common stock. Based solely on a review of copies of such reports furnished to the Company, and written representations that no reports were required, together with information known to the company, the Company believes that during the fiscal year ended December 31, 2022, these persons timely complied with the applicable Section 16(a) requirements, with the exception of the following: Ashok Vemuri filed one late report covering one transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee Charter provides for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the Audit Committee. The Audit Committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the Audit Committee who has an interest in the related party transaction under review by the Audit Committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the Audit Committee may determine to permit or to prohibit the related party transaction.

IT Services Agreement

OPAL Fuels LLC ("Opco"), a wholly owned subsidiary of the Company has entered into a Master Services Agreement with CoStar Partners LLC (“CoStar”). CoStar is controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliated entities other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of managers of Opco and, thereafter became our Chairman of the Board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. The Chief Executive Officer of CoStar is Mr. David Comora, who is the son of Mr. Mark Comora and the brother of Mr. Adam Comora who served as Co-Chief Executive Officer of Opco and is currently serving in the same capacity at OPAL. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this Master Services Agreement was signed, served as executive officers of Opco and also served at Fortistar. Pursuant to this Master Services Agreement, CoStar provides certain information technology and consulting services and support to Opco. In consideration of the performance of these certain services, Opco has agreed to compensate CoStar approximately $150,000 per month. This amount may increase in the event Opco requests additional services under the Master Services Agreement. The term of this agreement is thirty-six months from the effective date of June 1, 2021 unless terminated sooner. CoStar has the right to terminate this agreement in whole or in part upon Opcos’ failure to cure any monetary default or default of any non-monetary material provision after a combined forty days of written notice from CoStar to Opco. Opco, on the other hand, may terminate this agreement in its entirety in the event that CoStar defaults in the performance of the services and such default is not cured within forty-five days of written notice from Opco of such default.

Administrative Services Agreement

Opco has entered into an Administrative Services Agreement with Fortistar Services 2 LLC (“FS2”). FS2 is controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliated entities other than us. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became the Chairman of our board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this Administrative Services Agreement was signed, served as executive officers of Opco and also served at Fortistar. Pursuant to this Administrative Services Agreement, Opco pays the applicable standard hourly rate for each professional of FS2’s personnel for administrative and support services; and FS2 pays the applicable standard hourly rate for each professional of Opco for technical, engineering, analytical, regulatory and other consulting services to FS2 or its affiliates in the event so requested from time to time. Additionally, Opco pays FS2 an agreed upon fixed monthly costs for its portion of administrative office space and equipment. The term of this agreement is thirty-six months from the effective date of December 31, 2020 unless terminated sooner. The agreement will terminate (i) upon the dissolution of either party; (ii) the expiration of the term where one party has provided notice of non-renewal; or (iii) at any time, at either party’s option upon thirty days’ written notice if the non-terminating party is grossly negligent in its performance of its duties or willfully breaches this agreement, the non-terminating party acts fraudulently in the performance of its duties, or immediately, without notice, if the non-terminating party initiates bankruptcy proceedings.

Indemnification and Hold Harmless Agreement

Opco has entered into an indemnification and hold harmless agreement with Fortistar, dated December 31, 2020. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board, is the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this agreement was signed, served as executive officers of Opco and also served at Fortistar. The indemnification and hold harmless agreement requires Opco, on behalf of itself or any of its direct or indirect subsidiaries, to use its best efforts to repay and perform all of its outstanding liabilities and obligations, indemnify and hold Fortistar harmless from and against any and all payments, commitments, liabilities, losses, damages, expenses and costs of whatsoever nature by reason of or arising out of any credit support arrangements, including guarantees of repayment of debt, commitments to provide equity capital, and commitments to fund certain royalty payments in the event a project is not completed by a specific date or if a project does not deliver minimum annual contracted volumes of RNG, related to (i) several of Opco projects, namely the New River RNG LLC Project, the Noble Road RNG LLC Project and the Pine Bend RNG LLC Project and (ii) any such credit support arrangements that Fortistar may in the future so provide for the benefit of Opco. As of July 31, 2022, the approximate dollar amounts related to such credit support arrangements in existence by Fortistar under this indemnification and hold harmless agreement was (a) $0 in connection with outstanding loan guaranties (because the underlying loan had been repaid), (b) an aggregate of $14,500,000 in equity capital commitments related to three projects under construction, (c) $5,000,000 in aggregate payments if Opco fails to meet minimum delivery requirements for RNG related to the Noble Road RNG Project, and (d) certain “make whole” payments consisting of potential annual royalty payments if New River RNG Project was not completed by a date certain, which amounts are no longer at risk as the New River Project was completed prior to the required date. None of the foregoing amounts were due and payable at December 31, 2022, as none of the conditions upon which Fortistar would be required to perform on behalf of Opco under the indemnification and hold harmless agreement existed as of the date hereof.

Flue Gas Off take and Preferred Partner Agreement

Opco has entered into an agreement with CarbonFree Chemical Holdings, LLC (“CarbonFree”), a leading carbon capture business. Mr. Mark Comora, through Fortistar and certain of its affiliated entities other than OPAL, owns more than 10% of the voting equity of CarbonFree. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board, is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar who is a Managing Director of the managing member of CarbonFree, was also a former member of the board of Opco and a current member of our board. Mr. Nisar is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies Pursuant to the agreement with CarbonFree, which was entered into on November 29, 2021, both parties agreed that within 180 days of the date of the agreement they will cooperate to pursue the development of a carbon capture plant adjacent to a potential Opco RNG production location. If at the end of the 180 day period it is determined that it is not commercially reasonable to pursue the development of such plant at the location, the parties have agreed to cooperate to identify one or more alternative locations within 240 days of the date of the agreement. In the event both parties deem a project commercially viable and desirable, they will begin undertaking their respective responsibilities to implement the project. The parties have agreed that the construction of any such carbon capture plant shall commence by the end of 2022. If constructed, each plant will use CarbonFree’s proprietary technology to capture CO₂ from the flue gases produced by the adjacent Opco RNG production facility, transforming it into solid carbonate materials.

Pursuant to this agreement, CarbonFree is responsible for all costs associated with site procurement, planning, development, construction, maintenance and operation of any carbon capture plant constructed at the proposed sites and the maintenance and operation of all “downstream” systems of the projected flue gas pipeline interconnection system. Opco is responsible for procuring access to the land needed for the plant, providing engineering support to design and construct the interconnection system and supplying all available historical data analyzing flue gas from the relevant RNG plant. CarbonFree is entitled to retain all payments and revenue generated by the carbon capture plant, including any carbon credit payments. Opco is entitled to 80% of the value on any improvement of its CI score under the California LCFS system or other similar state program. Further, CarbonFree will be Opco’s preferred provider of carbon capture technology and Opco will be CarbonFree’s preferred provider of RNG where it has the legal right to designate such a provider. The agreement will terminate on the later of (i) November 28, 2024, or (ii) a date agreed upon in writing. Neither party may transfer, assign or delegate their rights or obligations without the other’s prior written consent.

Hillman Restructuring

On December 11, 2020, Hillman, Hillman Power Company LLC (“Hillman Power”), and Customers Bank, among others, entered into a Loan and Guaranty Agreement (the “Customers Loan Agreement”) pursuant to which Customers Bank extended to Hillman Power a term loan pursuant to the Main Street Lending Program in the aggregate original principal amount of $30,000,000 in accordance with the terms, and subject to the conditions, of the Customers Loan Agreement. Hillman and Hillman Power are controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliates other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar and Mr. Jonathan Maurer each serve as a manager and each maintains a pecuniary interest in, a limited liability company that indirectly owns a passive equity investment in Hillman, Mr. Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. Prior to the closing of the Business Combination, Mr. Maurer served as Co-Chief Executive Officer of Opco Fuels and is currently serving in the same capacity with us. Prior to being appointed of Co-Chief Executive Officer of OPAL in 2021, Mr. Maurer served as a Managing Director of Fortistar.

In connection with the Customers Loan Agreement, Hillman pledged its interests in the following Opco related subsidiaries: (i) its 11.1% minority equity ownership interest in CV RNG Holdings LLC, (ii) 50.0% equity ownership interest in Noble Road HoldCo LLC, (iii) 30.0% minority equity ownership interest in Pine Bend HoldCo LLC, and (iv) 50.0% equity ownership interest in Sunoma HoldCo LLC (collectively, the “Pledged Membership Interests”).

On November 29, 2021, Opco and Hillman entered into an Exchange Agreement pursuant to which Hillman transferred the Pledged Membership Interests in exchange for the issuance of equity ownership interests in Opco (collectively, the “OPAL Fuels Membership Interests”) consisting of (i) 14 Common Units (representing 1.4% of the current outstanding common membership interests in Opco) and (ii) 300,000 Series A-1 Preferred Units of Opco, which are redeemable after four years at the option of Hillman for an aggregate redemption price of $30,000,000, plus accrued and unpaid dividends thereon (collectively, the “Exchange”).

On November 29, 2021, Hillman Power, Hillman and Customers Bank entered into a Limited Consent and First Amendment to Loan and Guaranty Agreement (the “Limited Consent”) pursuant to which Customers Bank consented to the Exchange, amended the Customers Loan Agreement and released its security interest in the Pledged Membership Interests (the “Lien”). Pursuant to the Limited Consent, the Lien shall automatically attach to the OPAL Fuels Membership Interests and Customers Bank shall have a first priority, perfected security interest in and Lien on all Hillman’s rights, title and interest in and to the OPAL Fuels Membership Interests.

Opco Reorganization

OPAL Holdco and Opco were formed as Delaware limited liability companies on December 30, 2020 (using their former names Acceler8 Holdings LLC and Acceler8 LLC, respectively), with OPAL Holdco owning all of the equity interests in Opco. Through a series of contributions and assignments, on December 31, 2020, the equity owners of Fortistar Contracting LLC, Fortistar Methane 3 Holdings LLC, Fortistar RNG LLC, Fortistar Services LLC, Gas Recovery Systems, LLC Minnesota Methane LLC and TruStar Energy LLC (the “Opco Reorganized Entities”) contributed and assigned their equity ownership interests in these Opco Reorganized Entities (and, correspondingly, the subsidiary interests of each of these entities) to OPAL Holdco and, ultimately, Opco, resulting in the current organizational structure of Opco and its subsidiaries (the “Opco Fuels Reorganization”). Prior to the Opco Fuels Reorganization, each of the Opco Reorganized Entities were controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliates other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco and, thereafter, became Chairman of our board. Mr. Comora, through his indirect control of OPAL Holdco, continued to control Opco and OPAL Holdco immediately following the Opco Fuels Reorganization and OPAL Holdco continued to own all of the equity interests in Opco immediately following the Opco Fuels Reorganization. In addition, as part of the earlier described contributions and assignments related to TruStar Energy LLC, Mr. Adam Comora, the former Co-Chief Executive Officer of Opco and our current Co-Chief Executive Officer, Mr. Scott Edelbach, the former Executive Vice President of Opco and our current Executive Vice President of OPAL, and Mr. Scott Dols, a former member of the board of Opco and current member of our board, contributed and assigned their equity ownership in TruStar Energy LLC, which ownership did not confer control in the entity, in exchange for noncontrolling equity interests in a limited liability company outside the organizational structure of Opco and its subsidiaries.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, (i) ArcLight, (ii) Sponsor, (iii) Opco, (iv) each executive officer of ArcLight and (v) the Class B shareholders of ArcLight entered into the Sponsor Letter Agreement, pursuant to which, among other things, (i) each Class B Shareholder agreed to vote in favor of each of the transaction proposals to be voted upon at the meeting of ArcLight shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) each Class B Shareholder agreed to waive any adjustment to the conversion ratio set forth in the governing documents of ArcLight or any other anti-dilution or similar protection with respect to the ArcLight Class B ordinary shares (including those resulting from the transactions contemplated by the Subscription Agreements (as described below)), (iii) each Class B Shareholder agreed to be bound by certain transfer restrictions with respect to his, her or its shares in ArcLight prior to the Closing, (iv) Sponsor agreed to subject 10% of its Class A common stock (received as a result of the conversion of its ArcLight Class B ordinary shares immediately prior to the closing of the Business Combination) to vesting and forfeiture conditions relating to the volume-weighted average price targets for Class A common stock sustained over a period of 60 months following the closing of the Business Combination and (v) Sponsor agreed to pay ArcLight’s transaction expenses to the extent they exceeded $26,000,000 in connection with the Business Combination.

Transactions with NextEra

Issuance of redeemable preferred non-controlling interests

On November 29, 2021, NextEra subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at the Company’s discretion prior to June 30, 2022. As of December 31, 2021, no Series A preferred units were issued. During the year ended December 31, 2022, the Company had drawn $100,000 and issued 1,000,000 Series A preferred units. The Company recorded paid-in-kind preferred dividend of $5,406 for the year ended December 31, 2022. As of December 31, 2021, no Series A preferred units were issued. Please see Note 14. Redeemable non-controlling interests, Redeemable preferred non-controlling interests and Stockholders' Equity, for additional information.

Purchase and sale agreement for environmental attributes

On November 29, 2021, the Company entered into a purchase and sale agreement with NextEra for the environmental attributes generated by the RNG Fuels business. Under this agreement, the Company plans to sell a minimum of 90% of the environmental attributes generated and will receive net proceeds based on the agreed upon price less a specified discount. A specified volume of environmental attributes sold per quarter will incur a fee per environmental attribute in addition to the specified discount. The agreement was effective beginning January 1, 2022. For the year ended December 31, 2022, the Company earned net revenues after discount and fees of $76,920 under this contract which was recorded as part of Revenues - RNG fuel. Please see Note 2. Summary of significant accounting policies for additional information.

Commodity swap contracts under ISDA

The Company entered into an ISDA agreement with NextEra in November 2019. Pursuant to the agreement, the Company entered into commodity swap contracts on a periodic basis. As of December 31, 2022 and 2021, there were three commodity swap contracts outstanding. The Company records the realized and unrealized gain (loss) on these commodity swap contracts as part of Revenues - Renewable Power. Please see Note 10. Derivative instruments and Fair value measurements for additional information. The Company recorded $5,495 and $2,885 as revenues earned under the commodity swap contracts.

Issuance of shares of Class A common stock for PIPE investment

In July 2022, the Company raised $138,850 in cash net of transaction expenses of $9,700 representing cash received from the closing of Business Combination and PIPE Investment. NextEra subscribed to the PIPE investment and was issued 2,500,000 shares of Class A common stock at $10.0 per share. Please see Note 3. Business Combination, for additional information.

PIPE Investors

Concurrently with the execution of the Business Combination Agreement, ArcLight entered into Subscription Agreements with certain investors, including, among others, an affiliate of ArcLight and an affiliate of Opco, as well as the other PIPE Investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and ArcLight agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate of 12,500,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $125,000,000. As part of the 12,500,000 shares of Class A common stock to be issued pursuant to the Subscription Agreements, certain affiliates of ArcLight agreed to subscribe for and purchase 2,000,000 shares of Class A common stock, in the aggregate, and Fortistar LLC agreed to subscribe for and purchase 800,000 shares of Class A common stock, in each case on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share. On May 11, 2022, PIPE Investors representing $110,806,000 of the original PIPE Investment entered into the Amended Subscription Agreements, whereby the termination rights described above were amended to extend the term of each Amended Subscription Agreement by 60 days to July 29, 2022. As a result, there was approximately $14.2 million less available proceeds from the PIPE Investment at the closing of the Business Combination.

Investor Rights Agreement

At the Closing, Opco, Ares, Hillman and the Class B Shareholders (collectively the “OPAL Holders”) entered into the Investor Rights Agreement, pursuant to which, among other things, (i) ArcLight and Sponsor agreed to terminate the Registration and Shareholder Rights Agreement, dated as of March 25, 2021, entered into by them in connection with ArcLight’s IPO, (ii) we agreed to provide the OPAL Holders certain registration rights with respect to certain shares of Class A common stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, Second A&R LLC Agreement or the Charter and (iii) the OPAL Holders agreed not to transfer, sell, assign or otherwise dispose of their shares of Class A common stock for up to 180 days following the closing of the Business Combination, subject to certain exceptions.

Tax Receivable Agreement

On the Closing Date, we entered into the Tax Receivable Agreement with the TRA Participants, pursuant to which we are required to pay to the Opco Common Equity holders, in the aggregate, 85% of the amount of cash tax savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (computed using certain simplifying assumptions) as a result of (i) the increases in tax basis and certain other tax benefits related to any (x) exchanges of Opco Common Units (together with our voting shares) for Class A common stock or Class C common stock, as applicable, or cash, and (y) payments made under the Tax Receivable Agreement (other than to the extent characterized as imputed interest), and (ii) tax benefits attributable to the portion of any payments made under the Tax Receivable Agreement treated as imputed interest. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Opco.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or a part of the tax basis increases or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis increases or other tax attributes are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, any plan of liquidation and other forms of business combinations or changes of control) or the Tax Receivable Agreement terminates early (at our election or as a result of a breach, including a breach for our failing to make timely payments under the Tax Receivable Agreement for more than three months, except in the case of certain liquidity exceptions), we could be required to make a substantial, immediate lump-sum payment based on the present value of hypothetical future payments that could be required under the Tax Receivable Agreement. The calculation of the hypothetical future payments would be made using certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) the sufficiency of taxable income to fully utilize the tax benefits, (ii) any Opco Common Units (other than those held by us) outstanding on the termination date are exchanged on the termination date and (iii) the utilization of certain loss carryovers over a certain time period. Our ability to generate net taxable income is subject to substantial uncertainty. Accordingly, as a result of the assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates.

As a result of either an early termination or a change of control, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings. Consequently, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, assuming no material changes in the relevant tax law, we expect that if we experienced a change of control, the estimated TRA lump-sum payment would be approximately $192.0 million depending on Opco’s rate of recovery of the tax basis increases associated with the deemed exchange of the Opco Common Units (other than those held by us). This estimated TRA lump-sum payment is calculated using a discount rate equal to 6.32%, applied against an undiscounted liability of approximately $322.0 million. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of the shares of Class A common stock at the time of the exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC Topic 740, ‘Income Taxes’ (“ASC 740”). As such, we have reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Finally, because we are a holding company with no operations of its own, our ability to make payments under the Tax Receivable Agreement depends on the ability of Opco to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Indemnification

On July 21, 2022, OPAL entered into certain Indemnification Agreements (“Indemnification Agreements”) with each of its directors and executive officers. The Indemnification Agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the full text of the Indemnification Agreements, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Sponsor Letter Agreement

Additionally, in connection with the Closing, Opco and Sponsor entered into a letter agreement whereby Sponsor agreed to transfer, pledge or forfeit up to 150,000 shares of Class A common stock held by Sponsor for no consideration, upon and in accordance with the written direction of Opco. Pursuant to such letter agreement, Sponsor further agreed that if OPAL were to receive less than $6,800,000 in cash upon the release of the escrow fund established pursuant to the Forward Purchase Agreement (such shortfall amount being referred to as the “Shortfall Amount”), Sponsor shall transfer, pledge or forfeit up to an additional 102,000 shares of Class A common stock currently subject to forfeiture under earn-out provisions as provided in the Sponsor Letter Agreement entered into on December 2, 2021 among the OPAL, Sponsor, Opco and certain other persons (with such maximum number of shares pro-rated on a directly proportionate basis based on the size of the Shortfall Amount relative to $6,800,000). In January 2023, the Sponsor forfeited 197,258 shares related to this Sponsor Letter Agreement.

HOUSEHOLDING

As permitted by rules adopted by the SEC, we are delivering a single set of proxy materials including our Annual Report on Form 10-K for the year ended December 31, 2022 and this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family, unless otherwise instructed by one or more of the stockholders. We will promptly deliver separate copies of these documents upon the written or oral request of any stockholders at a shared address to which a single copy of the documents was delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please contact Broadridge and inform them of your request by calling them at (866) 540-7095 or writing them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number with your brokerage firm (if applicable). If you currently share an address with another stockholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Broadridge Householding Department at the number or address shown above.

OTHER MATTERS

A copy of our Form 10-K for the year ended December 31, 2022, without exhibits, is being mailed with this proxy statement. Stockholders are referred to the Form 10-K for financial and other information about the Company.

Additional copies of our Form 10-K for the year ended December 31, 2022 may be obtained without charge by writing to John Coghlin, General Counsel and Corporate Secretary, One North Lexington Ave, White Plains, New York 10601or by telephone at (914) 705-4000. Exhibits will be furnished upon request. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

We will pay for the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission, but such persons will not receive any special compensation for such services. We will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners.

As of the date of the filing of this proxy statement, we are not aware of any matters to be raised at the Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Meeting for consideration, the persons named in the form of proxy will vote the shares they represent in their discretion.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders

To view the 2023 Proxy Statement and 2022 Annual Report to Shareholders please visit: https://www.cstproxy.com/opalfuels/2023

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OPAL FUELS INC.

The undersigned appoints John Coghlin and Ann Anthony, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of OPAL Fuels Inc. held of record by the undersigned at the close of business on April 24, 2023 at the Annual Meeting of Stockholders of OPAL Fuels Inc. to be held on June 23, 2023, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

OPAL FUELS INC.

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 22, 2023.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting.
To attend the annual meeting, visit:
https://www.cstproxy.com/opalfuels/2023

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

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PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL SEVEN NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

Please mark your votes like this **X**

1. Election of Directors

1. Betsy L. Battle
2. Mark Comora
3. Scott Dols
4. Kevin M. Fogarty
5. Marco F. Gatti
6. Nadeem Nisar
7. Ashok Vemuri

FOR all nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

CONTROL NUMBER

Signature________________________________**Signature, if held jointly**________________________________**Date**___________, **2023**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.